UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2015

EQUITY ONE, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, Suite 1220 New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 796-1760

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

Item 8.01 Other Events

On March 18, 2015, Equity One, Inc., a Maryland corporation (the “Company”), entered into an underwriting agreement with Citigroup Global Markets Inc. (the “Underwriting Agreement”) with respect to the issue and sale of 3,900,000 shares (the “Public Offering”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”). The Company also granted the underwriter a 30-day option to purchase up to 585,000 additional shares of Common Stock. The shares of Common Stock were registered under the Securities Act of 1933, as amended, pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-187852), filed with the Securities and Exchange Commission on April 10, 2013, and were sold to the underwriter at a price of $26.95 per share and offered to the public at a price of $27.05 per share.

On March 18, 2015, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) with Gazit First Generation LLC (the “Purchaser”), an entity affiliated with the Company’s largest stockholder, Gazit-Globe, Ltd., and which may be deemed to be controlled by Chaim Katzman, the chairman of the Company’s board of directors, to purchase an aggregate of 600,000 shares (the “Concurrent Shares”) of the Company’s Common Stock at a price per share of $27.05, the price per share to the public established by the underwriter in the Public Offering, for an aggregate offering price of $16.2 million. There were no underwriting discounts or commissions on the Concurrent Shares. The closing of the transaction (the “Concurrent Sale”) was conditioned upon the substantially simultaneous consummation of the Public Offering. The Concurrent Shares were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Concurrently with the execution of the Common Stock Purchase Agreement, the Company and the Purchaser entered into a registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement provides that at any time beginning six months after the consummation of the Concurrent Sale, and subject to certain limitations, the Purchaser can request that the Company file up to two registration statements registering all or a portion of its registrable shares. The Registration Rights Agreement also provides “piggyback” registration rights pursuant to which the Purchaser may include its shares in certain registration statements filed by the Company. The Company is required to pay all fees and expenses, other than underwriting discounts and commissions, relating to the registration of the Purchaser’s shares pursuant to the Registration Rights Agreement.

Both the Public Offering and the Concurrent Sale were consummated on March 24, 2015. The Company estimates that the net proceeds from the Public Offering and the Concurrent Sale will be approximately $121.0 million, or approximately $136.8 million if the underwriter’s option to purchase additional shares of Common Stock is exercised in full. The Company intends to use the net proceeds of the Public Offering and the Concurrent Sale to fund the redemption of its 5.375% Senior Notes due October 2015 and for general corporate purposes, including repayment of secured debt, future acquisitions or development and redevelopment activities. Pending such usage, the Company expects to invest the proceeds in cash and cash equivalents and to repay amounts outstanding under its primary unsecured line of credit.

The foregoing description of the Common Stock Purchase Agreement, the Registration Rights Agreement and the Underwriting Agreement is only a summary and is qualified in its entirety by reference to the full text of the Common Stock Purchase Agreement, the Registration Rights Agreement and the Underwriting Agreement, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 1.1, respectively, to this Current Report on Form 8-K. The Common Stock Purchase Agreement and the Registration Rights Agreement are incorporated by reference in this Item 1.01 and Item 3.02 and the Underwriting Agreement is incorporated by reference in this Item 8.01.

Also, on March 24, 2015, the Company issued a notice of redemption to redeem all of its outstanding 5.375% Senior Notes due 2015 on April 23, 2015. The aggregate principal amount of these outstanding notes is $107.5 million, and the aggregate redemption price for these notes, which includes principal, accrued interest and a make-whole amount determined in accordance with the terms of the notes, will be approximately $110.2 million.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

1.1	Underwriting Agreement, dated as of March 18, 2015, between Equity One, Inc. and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP.

10.1	Common Stock Purchase Agreement, dated as of March 18, 2015, between Equity One, Inc. and Gazit First Generation LLC.

10.2	Registration Rights Agreement, dated as of March 18, 2015, between Equity One, Inc. and Gazit First Generation LLC.

23.1	Consent of Venable LLP (included in Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY ONE, INC.

Date: March 24, 2015	By:	/s/ Aaron Kitlowski
Aaron Kitlowski
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated as of March 18, 2015, between Equity One, Inc. and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP.

10.1	Common Stock Purchase Agreement, dated as of March 18, 2015, between Equity One, Inc. and Gazit First Generation LLC.

10.2	Registration Rights Agreement, dated as of March 18, 2015, between Equity One, Inc. and Gazit First Generation LLC.

23.1	Consent of Venable LLP (included in Exhibit 5.1 hereto).